Exhibit (d)(3)

April 6, 2010

PERSONAL AND CONFIDENTIAL

Tyco Healthcare Group LP d/b/a Covidien

15 Hampshire Street

Mansfield MA 02048

Ladies and Gentlemen:

In connection with your consideration of a possible transaction (the “Possible Transaction”) with respect to ev3 Inc., a Delaware corporation (the “Company”), the Company is prepared to make available to you certain financial and other information about the Company. As a condition to such information being furnished to you, you hereby agree to keep confidential in accordance with the provisions of this confidentiality agreement (this “Agreement”) any information concerning the Company (whether prepared by the Company, its advisors or otherwise) that is furnished to you or your directors, officers, employees, affiliates, representatives (including without limitation, attorneys, accountants, consultants, bankers and financial and other advisors) or agents (collectively, “Representatives”) by or on behalf of the Company or the Company’s representatives (irrespective of the form of communication and in whatever form maintained, whether documentary, computerized or otherwise), together with all notes, analyses, compilations, forecasts, studies or other documents or records prepared by or on behalf of you or your Representatives, which contain, reflect or are based upon, in whole or in part, the information so supplied (collectively, the “Evaluation Material”), and you agree to the other matters contained in this Agreement.

The term “Evaluation Material” does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives in violation of this Agreement, (ii) is or becomes available to you on a non-confidential basis from a source other than the Company or the Company’s representatives, provided that such source is not then known to you to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information, (iii) had been disclosed to you or one or more of your Representatives on a non-confidential basis prior to its disclosure to you by the Company, as shown by written records in your files, or (iv) is independently acquired or developed by you without violating any obligations under this Agreement.

You hereby agree that the Evaluation Material will be used solely for the purpose of evaluating the Possible Transaction and will be kept strictly confidential by you. You agree that you will not, without the prior written consent of the Company, disclose the Evaluation Material to anyone (including any investment banks or financing sources) except to a limited group of your Representatives listed on Exhibit A attached hereto (which may be amended from time to time as agreed to in writing by the Company), who are actually engaged in, and need to know such Evaluation Material to perform, the evaluation referred to above, each of whom must be advised of the confidential nature of the Evaluation Material and agree to treat such information confidentially. Without limiting the generality of the foregoing, in the event that the Possible Transaction is not consummated neither you nor your Representatives shall use any of the Evaluation Material for any purpose.

You will be responsible for any breach of this Agreement by your Representatives (including your employees who, subsequent to the first date of disclosure of Evaluation Material hereunder, become former employees), and you shall take reasonable measures to restrain your Representatives (and former employees) from prohibited or unauthorized disclosure or use of the Evaluation Material.

The public disclosure of your potential interest in the Possible Transaction could have a material adverse effect on the Company’s business. Accordingly, you agree that, without the prior written consent of the Company, you will not disclose, and will direct your Representatives not to disclose, to any person other than your Representatives

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April 6, 2010

listed on Exhibit A hereto the fact that the Evaluation Material exists or has been provided to you, that you are considering the Possible Transaction or any other possible transaction involving the Company or that discussions or negotiations are taking place concerning a possible transaction involving the Company, or any of the terms, conditions or other facts with respect to any such possible transaction, including, without limitation, the status thereof, unless (i) in the opinion of your counsel such disclosure is required by you in order that you comply with any law, order, decree or governmental or stock exchange request and prior to such disclosure, and as far in advance as is reasonably practicable, you consult with the Company and its legal counsel concerning the information you propose to disclose or (ii) such information is made publicly available other than as a result of wrongful disclosure by you or your Representatives. The term “person” as used in this Agreement shall be broadly interpreted to include, without limitation, the news media and any corporation, governmental agency, partnership, stock exchange, association, group, individual or other entity.

In the event that you or any of your Representatives become legally compelled to disclose any Evaluation Material, you will give the Company prompt notice of such request, if practicable, so that the Company may seek an appropriate protective order and/or waive compliance with the terms of this Agreement. If, in the absence of a protective order, you or any of your Representatives become legally compelled to disclose Evaluation Material, you or such Representative may disclose only such portion of the Evaluation Material which counsel advises that you or such Representative is compelled to disclose, without liability under this Agreement; provided, however, that you use reasonable efforts to obtain assurances that confidential treatment will be accorded to such information.

During the course of your evaluation, all inquiries and other communications are to be made directly to JPMorgan, the Company’s financial advisor. Accordingly, you agree, and will direct your Representatives, not to directly or indirectly contact or communicate with any executive or other employee of the Company, concerning the Possible Transaction or any Evaluation Materials, or to seek any information in connection therewith from such person, without the express consent of the Company.

Although the Company will endeavor to include in the Evaluation Material information that it believes to be relevant for the purpose of your investigation, you understand that neither the Company nor its representatives have made or make any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material.

You agree that neither the Company nor its representatives shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you with regard to the Possible Transaction, and to terminate discussions and negotiations with you at any time and for any or no reason. You further acknowledge and agree that unless and until a final definitive agreement regarding a transaction between the Company you has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this Agreement except for the matters specifically agreed to herein.

If you determine not to proceed with the Possible Transaction, you will promptly inform the Company of that decision. Immediately after any decision by you not to proceed with the Possible Transaction, or at any time upon the request of the Company, you will promptly redeliver to the Company (or, at your election, destroy) originals and all copies of the Evaluation Material in your or your Representatives’ possession, will destroy any other written materials, including memoranda, notes and other writings or data (whatever the form or data storage medium), containing or reflecting any information in the Evaluation Materials (whether prepared by the Company, its representatives or otherwise) and will not retain any copies, extracts or other reproductions (whatever the form or data storage medium) in whole or in part of such materials. With regard to destruction of

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Evaluation Material in electronic form, you shall only be required to perform customary “delete” functions made available by the software vendor for use by the end-user of the relevant software, but you shall not be required to delete all electronic copies that may be available, for example in backups or archives, or which are retrievable using forensic computer recovery techniques. Compliance with this paragraph must be certified in writing to the Company by an authorized officer supervising the return or destruction of written materials pursuant hereto. Notwithstanding the return or destruction of Evaluation Material, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder.

You agree that money damages may not be a sufficient remedy for any breach of this Agreement by you or your Representatives, and that in addition to all other remedies the Company shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach without proof of actual damages. All obligations under this Agreement shall terminate upon the earlier of (i) the closing of the Possible Transaction or (ii) the third anniversary of the date of this Agreement.

This Agreement contains the entire agreement between you and us concerning the subject matter hereof. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and signed by you and us. Any such waiver by either party shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair such party’s rights in any other respect or at any other time. Each party also agrees that no failure or delay by the other party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement. Without impairing any other provision hereof, you agree to promptly advise the Company of any prohibited disclosure or other breach of this Agreement.

This Agreement is for the benefit of the Company, its directors, officers, stockholders, affiliates, advisors and agents. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without giving effect to its conflict of laws principles or rules. In the event of any litigation arising hereunder, you agree to submit to the exclusive jurisdiction of courts of the State of Minnesota and of the United States located in Hennepin County, Minnesota.

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

Very truly yours,

ev3 Inc.

By:	/S/ SHAWN MCCORMICK
Name:	Shawn McCormick
Title:	Senior Vice President and Chief Financial Officer

Confirmed and agreed to as of the date of this letter:

Tyco Healthcare Group LP d/b/a Covidien

By:	/S/ AMY WENDELL
Name:	Amy Wendell
Title:	Senior Vice President, Strategy and Business Development

Exhibit A

Following employees of Covidien

•	Amy McBride-Wendell

•	Joe Almeida

•	William Shanley

•	Joe Woody

•	Dennis Crowley

•	Matthew Nicolella

•	DJ Sardella

•	Nino Gilarde

•	Tracy Accardi

•	David Wang

•	Deepak Basra

•	Brian Verrier

•	Javier Grana

•	John Hammock

•	Roy Noda

•	Michael Cowhig

•	Elizabeth O’Brien

•	Christopher Hutchison

•	Chrystie Leonard